Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 18, 2003 accompanying the financial statements and schedule in the 2003 Annual Report of Rocky Mountain Chocolate Factory, Inc. on Form 10-K for the year ended February 28, 2003. We hereby consent to the incorporation by reference in the Registration Statements of Rocky Mountain Chocolate Factory, Inc. on Forms S-8 (File No. 33-64651, File No 33-64653, File No. 33-79342, File No. 333-109936, File No. 333-119107), effective November 30, 1995, November 30, 1995, May 25, 1994, October 23, 2003 and September 17, 2004, respectively.

GRANT THORNTON LLP

Dallas, Texas
May 13, 2005